B1816-5613 07/05/2023 5:00 PM Received by California Secretary of State

CONV-1A

File # ______

State of California
Secretary of State

P

Certificate of Conversion

Fee: $150.00 if a California corporation is the converting entity. $30.00 for all other conversions.

For Office Use Only

-FILED-

File No.: BA20231069639

Date Filed: 7/5/2023

This Space For Filing Use Only

Converted Entity Information

1. Name of Converted Entity
Vivani Medical, Inc.

2. Form of Entity: Corporation

3. Jurisdiction: Delaware

4. Mailing Address of Principal Office of Converted Entity (Complete only if converting a California limited partnership.) City State Zip Code

5. Street Address of Principal Office of Converted Entity - *Do not list a P.O. Box* (Complete only if converting a California limited liability company or a registered California general partnership.) City State Zip Code

6. Street Address of the California Principal Office of Converted Entity, if any - *Do not list a P.O. Box* (Complete only if converting a registered California general partnership.) City State Zip Code
CA

7. **If the converting entity is a California corporation, limited liability company, limited partnership or general partnership, you must designate an agent for service of process:** Item 7a: List the name of an individual or a corporation registered in CA under California Corporations Code section 1505 that agrees to be your agent for service of process. You may not list the converted entity as the agent. Item 7b: If the agent is an individual, list the agent's business or residential street address. Item 7c: If the agent is an individual, list the mailing address of the converted entity's agent. Do not list an address if the agent is a California registered corporate agent as the address for service of process is already on file.

a. Name of Agent For Service of Process
Scott Dunbar

b. If an Individual, Street Address of Agent for Service of Process - *Do not list a P.O. Box*	City	State	Zip Code
27200 Tourney Road, Suite 315	Valencia	CA	91355

c. If an Individual, Mailing Address of Agent for Service of Process	City	State	Zip Code
27200 Tourney Road, Suite 315	Valencia	CA	91355

Converting Entity Information

8. Name of Converting Entity
Vivani Medical, Inc.

9. Entity Type	10. Jurisdiction	11. CA Secretary of State Entity Number, if any
Corporation	California	2536744

12. The principal terms of the plan of conversion were approved by a vote of the number of interests or shares of each class that equaled or exceeded the vote required. If a vote was required, the following was required for each class:

The class and number of outstanding interests entitled to vote.	AND	The percentage vote required of each class.
50,788,699 shares of common stock outstanding and entitled to vote		Majority of the outstanding shares of common stock entitled to vote

Additional Information

13. Additional information set forth on the attached pages, if any, is incorporated herein by this reference and made part of this certificate.

14. I certify under penalty of perjury under the laws of the State of California that the foregoing is true and correct of my own knowledge. I declare I am the person who executed this instrument, which execution is my act and deed.

7/5/2023
Date

Adam Mendelsohn
Signature of Authorized Person

Adam Mendelsohn, Chief Executive Officer
Type or Print Name and Title of Authorized Person

Don Dwyer
Signature of Authorized Person

Donald Dwyer, Secretary
Type or Print Name and Title of Authorized Person